EXHIBIT 10.40

BARNES GROUP INC.
STOCK AND INCENTIVE AWARD PLAN
PERFORMANCE SHARE AWARD SUMMARY OF GRANT
For Officers and Other Individuals as Designated by the CMDC

Barnes Group Inc., a Delaware corporation (the “Company”), under the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the individual named below (“You” or “Grantee”) this Performance Share Award (also referred to as Performance Share Unit Award) (the “Grant”), representing the target number of performance shares set forth below (each a “Performance Share”) that may be earned by You based on the level of achievement of the Performance Goals. Each Performance Share entitles You to one share of Common Stock. The actual number of Performance Shares earned will be based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A. The Performance Shares are subject to this Performance Share Award Summary of Grant (the “Summary of Grant”), and the Performance Share Award Agreement attached as Exhibit A (the “Performance Share Award Agreement”) and the Plan, both of which are incorporated herein by reference and made part hereof. The Grant also entitles You to be paid Dividend Equivalents as set forth in the Performance Share Award Agreement. Unless otherwise defined, capitalized terms used in this Summary of Grant and the Performance Share Award Agreement have the meanings set forth in the Plan.

Grantee:	[__________________________]

Grant Date:	February XX, 20XX

Target Award:	[______] Performance Shares

Performance Period:	The 3 year period beginning on January 1, 20XX and ending on December 31, 20XX

Performance Goals: Vesting Schedule
The Performance Goals are based on the performance measures set forth on Schedule A.
The Performance Shares will be earned based on the performance level achieved with respect to the Performance Goals if, except as provided otherwise in the Performance Share Award Agreement, You continue employment with Company through the third anniversary of the Grant Date.
The number of Performance Shares set forth above is equal to the target number of shares of Common Stock that the Grantee will earn for 100% achievement of the Performance Goals (referred to as the “Target Award”). The actual number of shares of Common Stock that You will earn with respect to the Performance Shares may be greater or less than the Target Award, or even zero, and will be based on the performance level achieved by the Company with respect to thePerformance Goals, as set forth on Schedule A.

Performance level is measured based on the threshold, target and maximum performance levels set forth on Schedule A. Each performance level is calculated as a percentage of target level performance. Threshold performance level is 33% of target, target performance level is 100% of target, maximum performance level is 150% of target, maximum+ performance level is 200% of target and maximum++ performance level is 250% of target. If actual performance is between performance levels, the number of Performance Shares earned will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals, rounded down to the nearest whole number. Failure to achieve the threshold performance level with respect to a Performance Goal will result in no Performance Shares being earned with respect to that Performance Goal.

Grant Acceptance:

You agree to be bound by the Plan, the Performance Share Award Agreement and this Summary of Grant by electronically acknowledging and accepting the Grant following the date of the Company’s electronic or other written notification to You of the Grant. You accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Performance Share Award Agreement. In no event do You acquire any rights to the Grant unless You electronically accept, no later than 60 days after the Grant Date, this Summary of Grant and the attached Performance Share Award Agreement.

You acknowledge that the Plan and the Plan prospectus are available as part of the online grant package with E*Trade and Barnes Net at http://barnesnet.barnesgrp.net/Legal/default.aspx, respectively, and that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Manager, Stockholder Relations, Monique B. Marchetti, at mmarchetti@bginc.com or 860-973-2185.

Schedule A

The number of Performance Shares that may be earned will be determined based on the actual performance level achieved with respect to the following performance measures during the Performance Period: 3-Year Total Stockholder Return (“TSR”); 3-Year Return on Invested Capital ("ROIC”); and 3-Year EBITDA Growth (collectively referred to as the “Performance Goals,” and each individual measure, a “Performance Goal”). The chart below sets forth the applicable weighting of each performance measure and the Performance Goals needed to be achieved at each performance level for such performance measure during the Performance Period:

January 1, 20XX-December 31, 20XX Performance Period

Performance Measure	Weight	Performance Level	Performance Goals	Performance Shares Earned as a Percentage of Target (% of Target) *
3-Year TSR**	33.3334%	Threshold	Achieve 33rd percentile ranking within the Russell 2000	33%
		Target	Achieve 50th percentile ranking within the Russell 2000	100%
		Maximum	Achieve 66th percentile ranking within the Russell 2000	150%
		Maximum+	Achieve 75th percentile ranking within the Russell 2000	200%
		Maximum++	Achieve 85th percentile ranking within the Russell 2000	250%
3-Year ROIC***	33.3334%	Threshold	Achieve [ ]% 3-Year ROIC	33%
		Target	Achieve [ ]% 3-Year ROIC	100%
		Maximum	Achieve [ ]% 3-Year ROIC	150%
		Maximum+	Achieve [ ]% 3-Year ROIC	200%
		Maximum++	Achieve [ ]% 3-Year ROIC	250%
3-Year EBITDA Growth****	33.3334%	Threshold	Achieve 33rd percentile ranking within the Russell 2000	33%
		Target	Achieve 50th percentile ranking within the Russell 2000	100%
		Maximum	Achieve 66th percentile ranking within the Russell 2000	150%
		Maximum+	Achieve 75th percentile ranking within the Russell 2000	200%
		Maximum++	Achieve 85th percentile ranking within the Russell 2000	250%

* The actual number of Performance Shares that will be earned with respect to the 3-Year TSR and 3-Year EBITDA Growth performance measures is based on the Company’s percentile ranking within the Russell 2000 Index at the end of the Performance Period and the actual number of Performance shares that will be earned with respect to the 3-Year ROIC performance measure is based on the Company’s performance compared to pre-established goals as determined by the Committee and set forth in the chart above. Each performance measure will be evaluated on a measure by measure basis, and once performance results are determined as to each individual performance measure, those results will be aggregated and the weighting applied. When assessing each performance measure, actual performance level achievement between each performance level will be interpolated on a straight line basis rounded down to the nearest whole number; provided that if the actual performance level achieved does not meet threshold performance (i.e., less than 33%) for the applicable performance measure, then no Performance Shares will be earned for that performance measure pursuant to this Grant. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the Performance Period. The actual number of Performance Shares earned will be determined by the Committee based on the actual performance level achieved with respect to each of the applicable Performance Goals, factoring in the weighting for each performance measure. The maximum number of Performance Shares that may be earned pursuant to this Grant is capped at 250% of the Target Award.

** 3-Year TSR represents the comparison between the Opening Average Share Value and the Closing Average Share Value, plus cumulative dividends during the Performance Period. At the end of the Performance Period, the TSR for the Company and each company in the Russell 2000 Index will be calculated by dividing the Closing Average Share Value by the Opening Share Value. For purposes of this Grant, the term “Closing Average Share Value” means the average closing value of the common stock, for the 20 trading days ending on the last day of the Performance Period (i.e., the 20 trading days ending on December 31, 20XX) (the “20-day period”), which will be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) average the amounts so determined for the 20-day period; the term “Opening Average Share Value” means the average of the closing price of a share of common stock for the 20 trading days preceding the start of the Performance Period (i.e., January 1, 20XX).

 *** 3-Year ROIC represents the ratio of the Company’s Net Income and the Company’s Total Average Invested Capital during the Performance Period. At the end of the Performance Period, the ROIC for the Company will be calculated for the Performance Period by dividing the Net Income during the Performance Period by Total Average Invested Capital during the Performance Period, and then divided by three. For purposes of this Grant, “Net Income” means the Company’s net income, adjusted for accounting changes and after-tax interest expense, and “Total Average Invested Capital” means the sum of the Company’s average total debt, stockholders equity and any non-controlling interest for the performance period computed on a four point basis. The 3-Year ROIC calculation is subject to the provisions as set forth below.

****3-Year EBITDA Growth represents Operating Income Before Depreciation and Amortization. EBITDA will be computed as EBITDA in Year 3 divided by EBITDA in the year preceding this award (i.e. 20XX). The 3-Year EBITDA Growth calculation is subject to the provisions as set forth below.

3-Year ROIC and 3-Year EBITDA Growth shall be determined in accordance with generally accepted accounting principles (GAAP) and may include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities (by way of example, without limitation, the effect on earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divesture and divesture expenses, and the effects of tax or accounting changes. However, notwithstanding the preceding sentence, unless the Committee determines otherwise either at the time it establishes the Performance Goals for an award or prior to the payment of an award, if any of the items referenced in the preceding sentence occurs, then such item shall be automatically excluded or included in determining the extent to which the Performance Goal has been achieved, whichever will produce the higher award (subject to any exercise of “negative discretion” by the Committee).

EXHIBIT A
PERFORMANCE SHARE AWARD AGREEMENT
Under the provisions of the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time, (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein will have the same meaning as provided for in the Plan or Summary of Grant, as applicable.
NOW, THEREFORE, in consideration of the agreements of each, and for other good and valuable consideration, the parties agree as follows:
1.Contingent Dividend Equivalents. You may be entitled to receive from the Company the cash payments described below, if (and only if) the Performance Shares are earned during the Performance Period pursuant to the Performance Share Award Summary of Grant. You understand and agree that, if the Company cancels the Performance Shares, the Dividend Equivalents that would have been payable if those Performance Shares had not been cancelled will automatically be cancelled, without action by the Company (other than its action cancelling those Performance Shares) and without the payment of any consideration to You, unless the Committee provides otherwise when those Performance Shares are cancelled or at a prior time.

2.Calculation of Dividend Equivalents. At the end of the Performance Period, or a prior date on which a portion of the Performance Shares have been earned pursuant to this Agreement, (the “End Date”) after the determination of the number of Performance Shares that have been earned, there will be calculated the dividends that were paid (other than a dividend paid in Common Stock, which is subject to the adjustment provided in Section 10 of the Plan) to the holders of Common Stock, the record date of which fell during the period commencing on the Grant Date and ending on the End Date (each a “Dividend Payment Date”). The Company will credit and pay to you, at the time specified in 5(a) below, an amount of money (“Dividend Equivalents”) determined by multiplying (a) the number of Performance Share Shares earned on the End Date (if any), times (b) the dividend per share paid on each Dividend Payment Date. However, if the dividend is paid in property other than cash, the amount of money to be paid to You in respect of such dividend will be determined by multiplying (i) the number of the Performance Shares (if any), times (ii) the fair market value on each Dividend Payment Date of the property that was paid per share of Common Stock as a dividend on such Dividend Payment Date. The fair market value of the property that was paid will be determined by the Committee in its sole and absolute discretion.

Any provision of this Agreement to the contrary notwithstanding, in no event (except on Death, Disability or a Change in Control as a result of which Performance Shares are deemed earned pursuant to this Agreement) will any payment be made pursuant to this Section unless the Committee certifies in writing that the performance goals applicable to the related Performance Shares and any other material terms (within the meaning of Treasury Regulation section 1.162-27(e)(5)) applicable to such payment were in fact satisfied.

3.Vesting of Grant. The Performance Shares will be earned based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A of the Performance Share Award Summary of Grant and You remaining continuously employed by the Company through the third anniversary of the Grant Date.

4.Forfeiture or Earning of Performance Share Awards Prior to the End of the Performance Period.

(a)Notwithstanding the vesting schedule contained in the Performance Share Award Summary of Grant, the vesting schedule may change under one of the following conditions:

(i)Voluntary Termination or Termination for Cause. If You initiate a Separation from Service other than as a result of (A) death, (B) Disability, or (C) a Separation from Service by Reason of Retirement or if you have a Separation from Service initiated by the Company and/or its Subsidiaries for Cause, in each case, before the third anniversary of the Grant Date, then the Grant will terminate with respect to all Performance Shares, whether or not earned as of the date of the Separation from Service, and You will not be entitled to any distribution of shares for any Performance Shares.

(ii)Involuntary Termination. If You have a Separation from Service initiated by the Company and/or its Subsidiaries without Cause before the last day of the Performance Period, and if, at least 1 year has passed since the Grant Date, then on the last day of the Performance Period, the number of Performance Shares that will be deemed earned will equal the number of Performance Shares actually earned pursuant to the Grant, as determined at the end of the Performance Period, multiplied by a fraction equal to the total days worked from the beginning of the Performance Period to the date of the Separation from Service, divided by the total number of days in the Performance Period.

(iii)Death or Disability. If You have a Separation from Service as a result of Your death or incur a Disability, in each case, before the last day of the Performance Period, then on the date of that Separation from Service or Disability, the number of Performance Shares that will be deemed earned will equal the number of Performance Shares subject to the award at target multiplied by a fraction equal to the total days worked from the beginning of the Performance Period to the date of death or Disability, divided by the total number of days in the Performance Period.

(iv)Retirement.

(A)If You have a Separation from Service by Retirement before the last day of the Performance Period (so long as there is no Cause), and if, at least 2 years have passed since the Grant Date, then on the last day of the Performance Period, the number of Performance Shares that will be deemed earned will equal the number of Performance Shares actually earned pursuant to the Grant, as determined at the end of the Performance Period, multiplied by a fraction equal to the total days worked from the beginning of the Performance Period to the date of the Separation from Service by Retirement, divided by the total number of days in the Performance Period.

(B)If You have a Separation from Service by Retirement before the last day of the Performance Period (so long as there is no Cause), and if, less than 2 years have passed since the Grant Date, then on the last day of the Performance Period, the number of Performance Units that will be deemed earned will be the lesser of (1) the number of Performance Units actually earned pursuant to the Grant, as determined at the end of the Performance Period, or (2) the number of Performance Units subject to the award at target, in either case, multiplied by a fraction equal to the total days worked from the beginning of the Performance Period to the date of the Separation from Service by Retirement, divided by the total number of days in the Performance Period.

(v)Change in Control. If You remain employed with the Company from the Grant Date to the date, if any, on which a Change in Control occurs before the last day of the Performance Period, except as otherwise provided in Your employment agreement, if applicable, the number of Performance Shares that will be deemed earned will equal the sum of (A) the number of Performance Shares subject to the award earned for each completed year (1/3 of the total number that would be earned for the full Performance Period based upon actual performance in the completed year(s)) of the Performance Period, if any, based on the achievement of the Performance Goals, plus (B) the target number of Performance Shares for each incomplete year of the Performance Period, if you are terminated (1) by the Company without Cause or (2) You terminate employment for Good Reason, in either case, if such termination occurs on or within 2 years following the Change in Control.

(b)Acceptance. All Performance Shares that are not earned in accordance with the terms of this Agreement and the Performance Share Award Summary of Grant will be forfeited. By electronically accepting this Grant, You irrevocably consent to any forfeiture of Performance Shares required or authorized by this Agreement.

5.Issuance of Shares.

(a)Except as otherwise provided below, a share of Common Stock will be issued to You in payment of each Performance Share that is deemed earned pursuant to the terms of this Agreement as soon as practicable in the year (but no later than August 1) following the year in which such Grant is deemed earned (which date during that period will be determined by the Company). In the event a distribution is due under Section 4(a)(ii) prior to the end of the Performance Period, the shares will be issued as soon as practicable following the date of the event giving rise to the payment, but no later than 60 days following the date of the event. In the event a distribution is due under Section 4(a)(v) prior to the end of the Performance Period, the shares will be issued on the first day of the seventh month following the date of termination.

(b)Notwithstanding any provision of this Agreement to the contrary, (i) no “distributions” (within the meaning of Treasury Regulation Section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Agreement to a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) (“Specified Employee”) due to a Separation from Service before the date that is 6 months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the 6 month period, the date of his death); and (ii) any distribution that, but for the preceding clause (i), would be made before the date that is 6 months after the date of the Specified Employee’s Separation from Service will be paid on the first day of the seventh month following the date of his Separation from Service (or, if earlier, within 14 days after the date of his death). For the avoidance of doubt, the preceding sentence will apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and will not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. Your right to any series of payments pursuant to this Agreement will be treated as a right to a series of separate payments within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4).

(c)In no event, except a Change in Control or a Grantee’s Separation from Service as a result of death or Disability, as a result of which Performance Shares are deemed earned pursuant to this Agreement, will any shares be issued in payment of Performance Shares unless the Committee certifies in writing that the performance goals and any other material terms (within the meaning of Treasury Regulation Section 1.162-27(e)(5)) were in fact satisfied with respect to such Performance Shares. Such certification will be final, conclusive and binding on You, and on all other persons, to the maximum extent permitted by law.

(d)The shares to be issued will be credited to a brokerage account established by the Company in Your name (or, in the event of Your death, in the name of Your Beneficiary) in payment of such Performance Shares. All shares of Common Stock issued under this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

6.Your Commitments; Recoupment.

(a)If You, at any time before the Grant terminates: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accept employment by, render services for or otherwise assist any other business which competes with the business conducted by the Company or any of its Subsidiaries in which You worked during Your last 2 years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourage any such employee to leave such employment; (iii) use, disclose, misappropriate or transfer confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by Your work responsibilities with the Company or any of its Subsidiaries); or (iv) are convicted of a crime against the Company or any of its Subsidiaries; or (v) engage in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engage in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Grant will be canceled, unless the Committee, in its sole discretion, elects not to cancel such Grant. The obligations in this Section are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between You and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

(b)You agree that You will be subject to any compensation, clawback and recoupment policies that may be applicable to You, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the Grant Date.

7.Restrictions on Grant. In no event may (a) You sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Grant or any interest therein, nor (b) the Grant or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise and any attempt to do so, whether voluntary or involuntary, will be null and void and no other party will obtain any rights to or interest in the Grant. You may designate a Beneficiary to receive the Grant in the event of Your death in accordance with Section 2(c) of the Plan. Any Beneficiary will receive the Grant subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in this Agreement.

8.Taxes and Withholding. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. If applicable, the Company will have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to this Agreement, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such Dividend Equivalents, cash and/or shares. You may be required to pay to the Company, prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in Your name, the amount of any such taxes. The Company will accept whole shares of Common Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if You elect to make payment in shares.

9.Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, no shares or other securities will be issued pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of any shares subject to this Grant upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Grant or the issue of shares hereunder, no rights under the Grant may be exercised and shares of Common Stock may not be issued pursuant to the Grant, in whole or in part, unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee and any delay will in no way affect the dates of vesting or forfeiture of the Grant.

10.Amendments; Integrated Agreement. This Agreement may only be amended in a writing signed by You and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

11.Relation to Plan; Interpretation. The Grant is granted under the Plan, and the Grant and this Agreement are each subject to the terms and conditions of the Plan, which is incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

12.Notices. Any notice hereunder by You will be given to the Senior Vice President Human Resources and the Corporate Secretary in writing and such notice and any payment by You will be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, U.S.A., or at such other address as the Company may designate by notice to You. Any notice to You will be in writing and will be deemed duly given if delivered to You in person or mailed or otherwise delivered to You at such address as You may have on file with the Company from time to time.

13.Interpretation and Disputes. This Agreement will be interpreted and construed, and all determinations will be made, by the Committee, and any such interpretation, construction or determination will be final, binding and conclusive on the Company and You. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within 30 days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and You agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

14.General.

(a)Nothing in this Agreement confers upon You any right to continue in the employ or other service of the Company or any Subsidiary, or limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate Your employment or adjust Your compensation.

(b)You have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to You of a stock certificate for such shares or the date of a credit for such shares in a brokerage account in Your name.

(c)This Agreement is binding upon the successors and assigns of the Company and upon Your Beneficiary, estate, legal representatives, legatees and heirs.

(d)This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(e)If applicable, any shares that may be earned pursuant to this Agreement are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. Any provision of this Agreement that would prevent any such shares from so qualifying will be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed will to that extent be disregarded.

15.Definitions.

(a)“Cause” means (i) Your willful and continued failure to substantially perform Your duties with the Company (other than any such failure resulting from the Your incapacity due to physical or mental illness) or (ii) Your willful engaging in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(b)“Disability” means, for Options, “disability” as defined in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect). For Restricted Stock Units and Performance Shares, “Disability” means “disability” as set forth in Treasury Regulation Section 1.409A-3(i)(4)(i).

(c)“Good Reason” means “good reason” as defined in the Company’s Severance Plan or in an employment or severance agreement if applicable.

(d)“Retirement” means retirement from the Company or a Subsidiary on or after the first anniversary of the Grant Date and at age 62 or later with a minimum of 5 full years of service with the Company and/or its Subsidiaries.

(e)“Separation from Service” means a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the

Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation Section 1.409A-1(h)(3)).

(f)“Separation from Service by Retirement” means a Separation from Service from the Company or a Subsidiary on or after the first anniversary of the Grant Date and at age 62 or later with a minimum of 5 full years of service with the Company and/or its Subsidiaries under circumstances that do not constitute Cause.